EXHIBIT 5.1

September 21, 2004


Tefron Ltd.
28 Chida Street
Bnei-Brak, 51371

Ladies and Gentlemen:

     We have acted as counsel to Tefron Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with its filing of an Amendment No. 1 to Registration Statement on Form F-2 (File No. 333-115413) (the "Registration Statement") under the Securities Act of 1933, relating to the registration for resale by a selling shareholder of the Company of 2,470,021 of the Company's ordinary shares, par value NIS 1.0 per share.

     In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's Articles of Association, resolutions of the Company's Audit Committee and Board of Directors provided to us by the Company and the Private Equity Credit Agreement by and between the Company and Brittany Capital Management Limited, the selling shareholder. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

     On the basis of the foregoing, we are of the opinion that the 2,470,021 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Private Equity Credit Agreement, will be validly issued, fully paid and non-assessable under Israeli law.

     It is our understanding that this opinion is to be used only in connection with the offer and sale of the shares while the Registration Statement is in effect.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
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